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                                                                   EXHIBIT 10.34

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 13th day of October, 1997, by and among Research Engineers, Inc., a Delaware corporation ("Purchaser"), (Yao) Donald Hwong ("Sole Shareholder"), and Donald Hwong & Associates, Inc., a California corporation doing business as AXA Corporation ("Seller").

                                R E C I T A L S
                                - - - - - - - -

     A. Seller operates a computer animation software development business ("Business") and desires to sell to Purchaser substantially all of the assets of Seller used in the Business, as more particularly identified in Sections 1.1(a) through (h) hereof; provided, however, that Purchaser shall not assume any liabilities of Seller with respect to any of such assets or the Business or to which any of such assets is otherwise subject (subject to Section 2.20 and Section 10.5 hereof).

     B. Sole Shareholder is the sole owner of all of the issued and outstanding capital stock of Seller.

                               A G R E E M E N T
                               - - - - - - - - -

     In consideration of the foregoing recitals, the respective covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 9.1) Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller all of Seller's right, title and interest in and to all of the assets, properties, rights or claims of every type and nature and wherever situated, real, personal, tangible, intangible or contingent (including all refunds, deposits, rights, claims or payments, whether now existing or ascertainable, or existing or ascertainable after the Closing Date (as defined in Section 9.1) owned by Seller or in which Seller has any interest of any type or nature, or which Seller is presently using or the use of which is necessary or related to or used directly or indirectly in the operation of the Business (as more particularly identified in Section 1.1(a) through (h), but without in any way limiting the generality of the foregoing, the "Purchased Assets"), including without limitation:

          (a) All in-development software and systems, computer programs, routines, software engines, modules, tools and code (including all source code and object code with respect thereto and in any and all media in which the same are stored), know how, formulae and designs currently under development by Seller and all related research and development, documentation and
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other materials used, provided or otherwise associated therewith, and all rights of ownership and any and all other rights of any kind whatsoever in and to such software and systems, computer programs, routines, software engines, modules, tools, code, know how, formulae, designs, research and development, documentation and other materials (including, but not limited to, all patent rights, copyright, trade secrets, service marks, licenses, permits, royalty rights and rights to use the product name and tradename and all associated trademarks and all other intellectual property rights with respect thereto), including, but not limited to, the software and systems, computer programs, routines, software engines, modules, tools, code, know how, formulae and designs and all related research and development, documentation and other materials used, provided or otherwise associated therewith specified on Schedule 1.1(a) (collectively, the "Software under Development/R&D");

          (b) The furniture, fixtures, machinery, equipment and other goods specified on Schedule 1.1(b) (collectively, the "Furniture, Fixtures and Equipment");

          (c) All of Seller's interests, claims and rights, including, without limitation, the rights to sue and collect damages for past and future infringements, under any and all patents, copyrights, trademarks and tradename and other intellectual property registrations, applications-in-process or pending or contemplated applications for registration with any and all governmental authorities or agencies (including, but not limited to, the United States Patent and Trademark Office and the U.S. Registrar of Copyrights) with respect to the Software under Development/R&D, including those specified on
Schedule 2.12;

          (d) All inventory of Seller, including but not limited to, all supplies, materials, work in process, finished goods and goods on consignment, including, but not limited to, as specified on Schedule 1.1(d) (collectively, the "Inventory");

          (e) All catalogs, price lists, product brochures and other technical, sales, advertising and marketing materials utilized by Seller in connection with the Business, including, but not limited to, all promotional graphic files, brochures and spec sheets;

          (f) All past, present and potential customer lists, vendor lists, contractor lists and all other documentation, information and materials with respect thereto, including, but not limited to, all current telephone numbers, E-mail addresses, URL (Web site) addresses;

          (g) All of Seller's books, records and accounting systems used in or otherwise associated with the Business. Notwithstanding the foregoing, Seller shall have the right at its expense after the Closing Date to make copies of any books and records which shall be reasonably required for Seller's activities after the Closing Date; and

          (h) Any and all additional items of tangible property used or owned by Seller which are not included above.

     1.2 Purchased Assets Free of Liens. Subject to Section 1.5 hereof, all of the Purchased Assets shall be transferred by Seller to Purchaser free and clear of all taxes, levies, assessments, charges, security interests, judgments, liens, claims, encumbrances, restrictions or rights of others of every kind and description, including, without limitation, tax liens incurred before the Closing

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Date. Notwithstanding anything to the contrary in the foregoing, if the interest of Seller in any of the Purchased Assets shall in fact be other than an interest as an owner, then Seller shall be deemed to have transferred to Purchaser all of Seller's right, title and interest in and to such Purchased Assets, provided that Seller shall not be thereby released from, and Purchaser shall not thereby assume, any liability Seller may otherwise have to any third party (including any governmental authority or agency) with respect to any such Purchased Assets and Seller shall not be thereby released from any liability to Purchaser for breach of any representation or warranty with respect to ownership of the Purchased Assets as set forth in this Agreement.

     1.3 Liabilities. Purchaser shall not assume any liabilities or obligations of Seller, including, but not limited to, any liability or obligation of Seller under, arising out of or otherwise in connection with any agreement with respect to the lease or ownership of real property by Seller or any other obligations or indebtedness of any kind whether accrued, absolute, contingent, invoiced, or otherwise (subject to Section 2.20 and Section 10.5 hereof). Such liabilities and obligations ("Excluded Liabilities") shall remain the liabilities and obligations of Seller.

     1.4 Purchase Price. Subject to the provisions of Section 1.5 hereof, the consideration for the sale, transfer, assignment and delivery of the Purchased Assets is Five Hundred and Fifty Thousand Dollars ($550,000) (the "Purchase Price").

     1.5 Escrow of a Portion of the Purchase Price; Release and Termination of Liens. At the Closing, an amount of $200,000 shall be taken out of the Purchase Price and deposited into a separate, deposit account established and maintained by Purchaser and Seller at a bank or other financial institution mutually acceptable to Purchaser and Seller (the "Escrow Account"). The terms of the Escrow Account shall provide that no disbursement shall be made therefrom without the signature of both (i) an authorized officer of Purchaser and (ii) Yao Donald Hwong. From time to time on and after the Closing, Purchaser shall make disbursements from the Escrow Account to third parties on behalf of Seller in satisfaction of the taxes, levies, assessments, charges, security interests, judgments, liens, claims, encumbrances, restrictions or rights of others identified on Schedule 1.5 (collectively, the "Liens"), in accordance with the following provisions:

          1.5.1 Upon presentation by Seller to Purchaser of an invoice, bill or other evidence of a Lien satisfactory in form and substance to Purchaser, Purchaser shall promptly cause payment of such Lien to be made in the full amount indicated on such invoice, bill or other evidence of a Lien, subject, however, to the receipt by Purchaser of such reasonable assurances from Seller and/or the third party payee(s) as may be requested by Purchaser that such Lien shall be terminated and released in full promptly upon receipt of such payment by such third party payee(s).

          1.5.2 Until such time as Purchaser has received evidence reasonably satisfactory to Purchaser that all of the Liens have been terminated and released in full, Purchaser shall not be obligated to disburse to Seller any of the funds in the Escrow Account. Subject to Section 1.3.5 hereof, upon receipt by Purchaser of evidence reasonably satisfactory to Purchaser that all of the Liens have been terminated and released in full Purchaser shall within ten (10) days thereafter disburse or caused to be disbursed to Seller the balance of the Purchase Price remaining in the Escrow Account (excluding an amount of accrued interest thereon, if any, which shall be approximately equal to the amount of federal, state and local taxes for which Purchaser shall be

                                       3
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liable due to the accrual of interest, if any, on funds in the Escrow Account).
Except as provided herein or in Section 1.5.1 above or Section 1.5.3 below, Purchaser shall not make any disbursement or withdrawal of any funds deposited into the Escrow Account.

          1.5.3 If any of the Liens shall not be fully terminated or released for any reason without any fault on the part of Purchaser by March 31, 1998, notwithstanding any payment or attempted payment therefor made in accordance with Section 1.5.1 hereof, then Purchaser shall have the option to (i) extend such lien release date to a subsequent date mutually agreed upon by Seller and Purchaser, (ii) accept the Purchased Assets subject to such unreleased Lien or Liens and disburse or cause to be disbursed to Seller within ten (10) days thereof the balance of the Purchase Price remaining in the Escrow Account (excluding any accrued interest thereon, which shall remain the sole and exclusive property of Purchaser), or (iii) demand repayment in full from Seller of all amounts previously paid by Purchaser out of the Escrow Account to third party payee(s) pursuant to Section 1.5.1 hereof and, subject to such repayment by Seller, return the Purchased Assets to Seller in substantially the same condition as existed and as transferred to Seller on and as of the Closing Date, reasonable wear and tear excepted. Upon receipt of such demand for repayment by Purchaser, Seller shall pay or cause to be paid to Purchaser within no later than thirty (30) days thereafter an amount equal to all amounts previously paid by Purchaser out of the Escrow Account to third party payee(s) pursuant to
Section 1.5.1 hereof. If Seller is unable to or does not otherwise make such payment to Purchaser, Purchaser shall have the right to sell, assign, convey or transfer any or all of the Purchased Assets to one or more third parties in order to obtain funds in an amount sufficient to fully reimburse Purchaser for all amounts previously paid by Purchaser to such third party payee(s) and for the costs and expenses (including but not limited to reasonable attorneys' fees) incurred by Purchaser in exercising such remedy and Seller hereby irrevocably appoints Purchaser as its attorney-in-fact in any and all matters for the purpose of effectuating any such sale, assignment, conveyance or transfer. To the extent that the proceeds of any such sale, assignment, conveyance or transfer are in excess of the amount required to fully reimburse Purchaser for all amounts previously paid by Purchaser to such third party payee(s) and for the costs and expenses incurred by Purchaser in exercising such remedy, Purchaser shall disburse such excess to Seller within a reasonable period of time thereafter. The foregoing remedy shall be in addition to and cumulative with any other rights and remedies that Purchaser may now or hereafter have under this Agreement or pursuant to applicable law.

     1.6 Payment of Purchase Price. Subject to the terms hereof, a company check in the amount of $350,000 made to the order of "AXA Corporation" shall be delivered to Seller at the Closing and a company check in the amount of $200,000 shall be deposited by Purchaser into the Escrow Account at the Closing.

     1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as follows:

          Software under Development/R&D       $450,000
                                               --------
          Furniture, Fixtures, Machinery
            and Equipment                         3,500
                                               --------
          Inventory                               4,000
                                               --------
          Patents and Patent Applications        10,000
                                               --------

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          Covenant Not to Compete                80,000
                                               --------
          All Other Assets                        2,500
                                               --------

          TOTAL PURCHASE PRICE                 $550,000

Each of the parties agrees to report this transaction for federal and state tax purposes in accordance with this allocation of the Purchase Price.

     1.8 Taxes. Seller shall pay or cause to be paid all sales and use taxes arising out of the transfer of the Purchased Assets and shall pay or cause to be paid its portion, prorated as of the Closing Date, of state and local personal property taxes, if any, with respect to the Purchased Assets. Purchaser shall not be responsible for any payroll, excise, income, business, occupation, withholding, or similar tax, or any taxes of any kind with respect to the Business, Seller, any employees, contractors, agents or other representatives of Seller or the Purchased Assets.

     1.9 Transfer Fees. Purchaser shall pay or cause to be paid any and all transfer and assumption fees and expenses relating to the sale of the Purchased Assets.

                                   ARTICLE 2

         REPRESENTATIONS AND WARRANTIES OF SELLER AND SOLE SHAREHOLDER

     Seller and the Sole Shareholder hereby jointly and severally represent and warrant to Purchaser, and Purchaser, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties with respect to the operations, Business and assets of Seller, the following:

     2.1 Organization and Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California with all requisite corporate power to carry on its business as now conducted. Seller is not qualified to do business as a foreign corporation in any other jurisdiction, and the character and location of its assets and the nature of the Business do not require any such qualification. Seller has full corporate power and authority to own its assets and properties and to carry on the Business as now owned and operated. Copies of Seller's (a) Articles of Incorporation, certified by the Secretary of State of the State of California as of a date subsequent to the date of this Agreement and (b) Bylaws, certified by Seller's Secretary, each of which will be delivered to Purchaser at the Closing, will be complete and correct and, since the respective dates of certification thereof, there will not be any amendments to such Articles of Incorporation or Bylaws.

     2.2 Authority of Seller. The execution, delivery and performance by Seller of this Agreement has been duly authorized by the Board of Directors of Seller and the Sole Shareholder and no further corporate action is necessary on the part of Seller to make this Agreement valid and binding upon Seller in accordance with its terms, and Purchaser has received certified copies of all resolutions pertaining to such authorizations.

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     2.3  Capitalization. All of the issued and outstanding shares of capital stock, limited solely to common stock, of Seller are owned free and clear by Sole Shareholder and there are no other shares of capital stock of Seller outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Seller to issue or to transfer any additional shares of its capital stock.

     2.4 Financial Statements and Other Information; Financial Condition. Seller has heretofore furnished to Purchaser copies of the unaudited balance sheet of Seller at August 31, 1997, and the related statement of income and cash flow for the period then ended. All financial statements referred to in this
Section 2.4 (the "Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of Seller as at the respective dates thereof and the results of operations of Seller for the respective periods covered by the statements of income contained therein. Seller does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by the Financial Statements.

     2.5 Inventories. The inventories of Seller as of the Closing Date consist of items of a quality and quantity usable and saleable in the normal course of the Business. The value of obsolete material and of materials of below standard quality has been written down to realizable market value or adequate reserves have been provided therefore. The value at which such inventories are carried on the Financial Statements reflect the inventory valuation policy of Seller of stating inventory at the lower of cost or market on a first-in-first-out basis, all in accordance with generally accepted accounting principles consistently applied.

     2.6 Title to Purchased Assets. Seller either owns all of the material properties used by it in the Business. Seller has good, indefeasible and marketable title to all of the Purchased Assets owned by it, including, but not limited to, the Purchased Assets, free and clear of all taxes, assessments, levies, charges, security interests, liens, encumbrances, restrictions and other burdens, except only as set forth in Schedule 1.5. Title to the Purchased Assets shall be transferred by Seller to Purchaser free and clear of all security interests, liens, encumbrances, restrictions and other burdens, except for the items set forth in Schedule 1.5. Except as disclosed on Schedule 1.5, there are no other taxes, assessments, levies, charges, security interests, liens, encumbrances, restrictions or other burdens affecting any of the Purchased Assets or to which any of the Purchased Assets are subject. The Furniture, Fixtures and Equipment are in good operating condition and repair and are adequate and sufficient for all operations conducted by Seller. Seller enjoys peaceful and undisturbed possession of all of the Purchased Assets, including those assets used by it pursuant to leases.

     2.7 Violation of Applicable Law. Seller is not in violation of any applicable law, ordinance, rule or regulation relating to the operation of the Business or affecting any of the Purchased Assets. Seller's operation of the Business is in compliance with all zoning laws, and the machinery and equipment used in the Business, and their operation by Seller, comply with all applicable rules and regulations of the Occupational Safety and Health Agency, Environmental Protection Agency and any other state or local authority having jurisdiction over occupational health and safety, environmental quality or emission control. Seller has not received any notice from any governmental authority or other person claiming any violation of any law, ordinance, rule or

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regulation, or requiring or calling attention to the need for any work, repairs, construction, alteration or installation related to its business.

     2.8 Customer, Supplier and Vendor Contracts. True and complete copies of all contracts with customers, suppliers or vendors, or any other agreement listed in any Schedule hereto, including all amendments, modifications, renewals or extensions thereof, have been previously furnished to Purchaser. There are no outstanding disputes with any such customer, supplier or vendor no such customer, supplier or vendor has refused to do business with Seller or has stated its intention not to continue to do business with Seller. Notwithstanding the representations made in this Section 2.8, Seller shall not be released from and Purchaser shall not assume, any of obligations, liabilities or indebtedness of Seller under or arising out of or in connection with any such contracts or agreements or any other obligations, liabilities or indebtedness of any kind whether accrued, absolute, contingent, invoiced, or otherwise.

     2.9 No Materially Adverse Change. Since August 31, 1997, there have been no change in the condition, financial or otherwise, of the Business, or in its earnings or properties, whether or not arising from transactions in the ordinary course of business, that, individually or in the aggregate, have been materially adverse to the earnings, properties or condition, financial or otherwise, of Seller.

     2.10 Absence of Certain Changes or Events. Since August 31, 1997, there has not been any:

          (a) Transaction by Seller except in the ordinary course of business as conducted on that date;

          (b) Destruction, damage to, or loss of any material asset of Seller (whether or not covered by insurance), including, but not limited to, any of the Purchased Assets;

          (c) Labor dispute or other event or condition of any character materially and adversely affecting the prospects, earnings, properties or condition, financial or otherwise, of the Business;

          (d) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

          (e) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by Seller, of a bonus or other additional salary or compensation to any such person;

          (f) Amendment or termination of any contract, agreement or license to which Seller is a party, or by which it or any of its assets or properties are subject, except in the ordinary course of business;

          (g) Waiver or release of any right or claim of Seller;

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          (h) Declaration of or agreement to declare or make, any payment or distribution of any assets of any kind whatsoever;

          (i) Citation or notice of threatened citation received for any violations of any act, law, rule or regulation of any governmental entity or agency;

          (j) Claim incurred for damages or alleged damages for actual or alleged negligence or other tort or breach of contract (whether or not fully covered by insurance);

          (k) Sales, transfers, disposals of or agreements to sell, transfer or otherwise dispose of any of the assets, properties or rights of Seller, except in the ordinary course of business consistent with the past practices of Seller;

          (l) Agreements entered into granting any preferential rights to purchase any of the assets, properties, or rights (including management and control thereof), or requiring the consent of any party to the transfer or assignment of any such assets, properties or rights (including management and control thereof); or

          (m) Agreement by Seller to do any of the things described in clauses
(a) through (l), above.

     2.11 Licenses and Permits. Seller holds free from burdensome restrictions all franchises, permits, licenses, and other consents, and other rights from governmental, regulatory or administrative agencies that are sufficient for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted. No violations exist or have been recorded in respect of any such franchises, permits, licenses, consents or other rights no proceeding is pending or threatened with respect to any such franchises, permits, licenses, consents or other rights, and all such franchises, permits, licenses, consents or other rights required for the efficient operation of the Business as presently conducted and as presently proposed to be conducted will be in full force and effect on the Closing Date. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby (a) to avoid the loss of any such franchises, permits, licenses, consents or other rights or the violation, breach or termination of, or any default under, or the creation of encumbrances on any Purchased Assets pursuant to the terms of, any law, regulation, order or other requirement of law, or (b) to enable Purchaser to continue the efficient operation of the Business as presently conducted and as presently proposed to be conducted.

     2.12 Patents, Trademarks, Etc. Seller owns or possesses all the patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names and copyrights (all of which are valid as of the Closing Date) that are sufficient for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted, without any conflict with the rights of others. Attached hereto as Schedule 2.12 is a list of all such patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names and copyrights, and true, correct, and complete copies thereof have been furnished to

Purchaser. There are no claims, disputes, actions or proceedings pending by or against Seller with respect to any of the foregoing items, and none is threatened against Seller.

     2.13 Indebtedness. Excluding the liabilities and indebtedness of Seller set forth on Schedule 1.5, all of the liabilities and indebtedness of Seller, whether accrued, absolute, contingent, invoiced, or otherwise, as of the date hereof do not in the aggregate exceed $15,000. Notwithstanding the foregoing representation and warranty, Seller shall not be released from and Purchaser shall not assume, any of such liabilities or indebtedness of Seller or any other liabilities or indebtedness of any kind whether accrued, absolute, contingent, invoiced, or otherwise.

     2.14 Compliance with Contractual Obligations. Seller is not in default and there is no event that, with the passage of time or the giving of notice, would constitute an event of default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any evidence of indebtedness, or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or (b) any other agreement or instrument to which Seller is a party or by which Seller, any of the properties or assets (including, but not limited to, the Purchased Assets) of Seller, or the Business is affected, nor has any third party raised any claim, dispute or controversy with respect to any such evidence of indebtedness, agreement or instrument. The execution, delivery or performance of this Agreement does not
(i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any evidence of indebtedness or other agreement or instrument referred to in this Section 2.14, or (ii) except as described on Schedule 2.24, require the consent of or other action by any trustee or any creditor of, or investor in, or any party to any agreement with, Seller. All of such evidences of indebtedness, instruments and agreements are valid, binding and in full force and effect and are assignable to Purchaser in accordance with their respective terms. There are no facts or circumstances which make a default under, or termination or suspension of, any of the evidences of indebtedness or other agreements or instruments referred to in this
Section 2.14 likely to occur subsequent to the date of this Agreement.

     2.15 No Materially Adverse Contracts, etc. Seller is not a party to and none of its properties is bound or affected by, any agreement or instrument, or is subject to any order, writ, injunction, judgment, rule, regulation, decree, or other action of any court or other governmental or public authority or agency, or the award of any arbitrator or any contractual restriction, that materially adversely affects, or in the future may materially adversely affect, the prospects, earnings, properties or condition, financial or otherwise, of the Business. Except only as to contracts, agreements and other documents listed on
Schedule 2.15 or any other Schedule attached hereto ("Materially Adverse Contracts"), Seller is not a party to or bound by any written or oral:

          (a) Contract not made in the ordinary course of business;

          (b) Employment or independent contractor agreement;

          (c) Contract with any labor union or association;

          (d) Bonus, pension, profit sharing, retirement, stock purchase, hospitalization, medical reimbursement, insurance or other plan providing employee benefits;

          (e) Continuing contract for the future purchase of materials, supplies or equipment pursuant to which payments, individually or in the aggregate, would exceed $10,000 within any 12-month period;

          (f) Contract or commitment for capital expenditures pursuant to which payments, individually or in the aggregate, would exceed $10,000 within any 12-month period;

          (g) Contract for the lease, operation or maintenance of any machinery or equipment pursuant to which payments, individually or in the aggregate, would exceed $10,000 within any 12-month period;

          (h) Contract or agreement for the joint performance of work or services, and all other joint venture, partnership or similar agreement;

          (i) Contract or agreement containing non-competition covenants;

          (j) Licenses required in Seller's business from any federal, state, local or foreign governmental agency;

          (k) Contract or agreement to pay any royalties or fees with respect to any sales of Seller; or

          (l) Contract, understanding, or agreement for which Purchaser may be held liable.

     2.16 Pending Litigation. Except as reflected on Schedule 1.5 or as disclosed on Schedule 2.16, there is no pending or threatened action at law, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office, or any other third party, arising from or relating to or any of its properties, including the Property (whether or not purportedly on behalf of Seller) or to the past, present or proposed operations of the Business. Seller is not subject to, nor does any basis exist for, any order, judgment, decree or governmental restriction that does or could adversely affect the prospects, earnings, properties or condition, financial or otherwise, of the Business. There is no plan, study, litigation, action, proceeding or effort by any governmental authority or private party that in any way challenges, affects, or would challenge or affect, the prospects, earnings, properties or condition, financial or otherwise, of the Business.

     2.17  Taxes.

          (a) Except as reflected on Schedule 1.5, all federal, state and other tax returns of Seller required by law to be filed have been duly filed on a timely basis. All tax returns filed or to be filed with respect to all fiscal periods through and including the fiscal year ended December 31, 1996, by Seller are true, correct and complete in all material respects and, except as reflected on Schedule 1.5, no taxes, assessments, fees or other governmental charges upon Seller or any of its properties or assets (other than those already paid or reserved for with respect to such tax returns and except for taxes that are not yet due and payable) are or will be required to be paid. Except as reflected on Schedule 1.5, there are no liens on any properties or assets of Seller imposed or arising as a result of the delinquent payment or non-payment of any such tax, assessment, fee, or other governmental charge.

          (b) As used in this Agreement, "tax" and "taxes" are defined to include all taxes, charges, fees, levies or other assessments imposed by and required to be paid to any federal, state, local, or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, ad valorem, payroll, and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

          (c) As used in this Agreement, "tax return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any tax (whether or not such tax is imposed on Seller) or the administration of any laws, regulations or administrative requirements relating to any tax.

          (d) There are no applicable taxes, fees, or other governmental charges payable in connection with the execution and delivery of this Agreement. Except as reflected on Schedule 1.5, Seller is not a party to any pending action or proceeding, nor, to the best of Seller's knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest or penalties, assessments or deficiencies has been asserted against Seller nor is there any basis for any such action, proceeding or claim. Notwithstanding anything contained in this Agreement to the contrary, if any claims or assessments for additional federal, state, local or foreign taxes are made against Seller, Seller shall indemnify and hereby holds harmless Purchaser from and against any such damage, liability, loss, cost or deficiency (including interest and penalties), subject to and in accordance with the procedures set forth in Article 11.

     2.18 Matters Relating to Common Stock. There has not been, and shall not be, any declaration, setting aside or payment of dividends or other distribution on or in respect of shares of the capital stock of Seller, or any direct or indirect redemption, retirement, purchase or other acquisition by Seller of any such shares.

     2.19  Other Property. The address of the Seller as specified in Section
12.9 hereof is the only location of all furniture, fixtures, machinery and equipment owned or leased by, in the possession of, or used by Seller in connection with the Business, and the list of such furniture, fixtures, machinery and equipment set forth on Schedule 1.1(b) constitutes all tangible personal property necessary for the conduct of the Business as now conducted and as presently proposed to be conducted, and such property is in good working order (ordinary wear and tear excepted). Seller is the owner, beneficially and of record, of all of such assets free and clear of all taxes, levies, assessments, judgments, liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, except as reflected on Schedule 1.5.

     2.20 Warranty Claims. Except as disclosed on Schedule 2.20, Seller has not given or made any express warranties to third parties with respect to any products or properties sold or services performed by Seller and Seller has no knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Seller for liability due to any express or implied warranty. To the extent that any such claims exists or hereafter arises, Seller hereby agrees to provide warranty support for and to resolve any such claims at a level consistent with past practices and at its own expense. Seller and the Sole Shareholder hereby also agree to cooperate fully with Purchaser and Purchaser's employees, officers, contractors, agents and other representatives in providing customer support and resolving any warranty claims that may arise after the Closing Date and to provide at no additional charge reasonable training and software maintenance and troubleshooting support to Purchaser and its employees, officers, contractors and customers.

     2.21 Employees. Seller has not established and does not maintain or contribute to any "employee benefit plan" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "employee pension benefit plan" as defined in Section 3(2) of ERISA or any "employee welfare benefit plan" as defined in Section 3(1) of ERISA. There are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of Seller not terminable on 30 days' notice, except as listed on Schedule 2.21. There are no collective bargaining agreements with any union or other bargaining group for any of Seller's employees. Seller shall be responsible for satisfying the requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA requirements") with respect to any employee of the Business who had a qualifying event prior to the Closing or for any employee of the Business not otherwise employed by Purchaser after the Closing, to the extent required under the COBRA requirements. Purchaser shall be responsible for satisfying the COBRA requirements for any employee of the Business employed by Purchaser after the Closing, to the extent required under the COBRA requirements. No corporate officer of Seller has left his or her employ since December 31, 1996 (except as set forth in Schedule 2.21) and no current executive employee has indicated any present or future intention to terminate his or her employment with Seller.

     2.22  Transactions with Affiliated Parties. Attached hereto as Schedule
2.22 is a true and complete list and description of all transactions engaged in between Seller and any director, officer, employee or agent of Seller or any of their spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a shareholder, employee, officer or director, or any partnership in which any such person or party owns an interest (an "Affiliated Party"). Except as set forth on
Schedule 2.22, no Affiliated Party has any ownership interest, directly, indirectly or beneficially, in any competitor or potential competitor, supplier or customer of Seller.

     2.23 Full Disclosure. The representation, warranty or other information provided and to be provided by Seller or Sole Shareholder to Purchaser in this Agreement or in the Schedules or in any document, certificate or other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Purchaser pursuant hereto were or will be complete and accurate records of such documents. There is no fact known to Seller or Sole Shareholder which has or could have a material adverse effect on the prospects, earnings, properties or condition, financial or otherwise, of the Business which has not been disclosed in this Agreement or in the Schedules.

     2.24 No Conflict. The execution and delivery of this Agreement by Seller, and the performance of its obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under any of the terms of the charter documents or bylaws of Seller or, except as otherwise noted on Schedule 2.24, any contract, agreement or commitment binding upon Seller or any of its respective assets or properties; (b) will not result in the creation or imposition of any lien, encumbrance or restriction in favor of any third party upon any of the assets of Seller; and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller or any of its assets or properties. Schedule 2.24 contains a full and complete list of all necessary consents, waivers and approvals of third parties required to be obtained by Seller in connection with the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder.

     2.25 Market Conditions. To the best of Seller's knowledge, there are no new or improved services, products, developments or processes in the industry of which Seller is part which could materially adversely affect the properties or assets or the business of Seller as presently operated and conducted.

     2.26 Adequacy and Sufficiency of Purchased Assets. The Purchased Assets are adequate and sufficient for the capable operation of the Business as presently conducted and as presently proposed to be conducted.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller and the Sole Shareholder as follows:

     3.1 Organization and Existence of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power to enter into and perform this Agreement and the transactions contemplated hereby.

     3.2 Authority of Purchaser. The Board of Directors of Purchaser has, or prior to the Closing will have, duly authorized the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and no further corporate action is or will be necessary on the part of Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms.

                                   ARTICLE 4

                      SELLER'S OBLIGATIONS BEFORE CLOSING

     Seller covenants that from the date of this Agreement until the Closing:

     4.1 Access to Information. Purchaser and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to Seller so that Purchaser may have full opportunity to make such investigation as it shall desire to make of the affairs of Seller. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Business, finances, properties and assets (including, but not limited to, the Purchased Assets) that may reasonably be requested. Seller shall remain fully liable and responsible for all of Seller's representations, warranties, covenants, agreements and conditions in this Agreement, notwithstanding any such investigation or information received therefrom by Purchaser.

     4.2 Assignment of Name. At the Closing, Seller shall assign and transfer to Purchaser all of Seller's right, title and interest in and to the name "AXA". Seller shall at no time after the Closing utilize in its corporate name or business operations (by assumed name or otherwise) the name "AXA" or any variant thereof.

     4.3 Conduct of Business. Seller will carry on the Business and its activities diligently and in substantially the same manner as they previously have been carried out, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will materially vary from those methods used by Seller as of the date of this Agreement.

     4.4 Conduct of Business. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing, the Business will be operated only in the ordinary course, and, in any event, Seller, without the prior written consent of Purchaser, will not:

          (a) Cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

          (b) Amend its Articles of Incorporation or Bylaws;

          (c) Be in default under any material contract, agreement, commitment or undertaking of any kind;

          (d) Knowingly violate or fail to comply with all material laws, rules or regulations applicable to it or its properties or the Business;

          (e) Commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (a) through (m) of
Section 2.10;

          (f) Enter into any contract, agreement or other commitment of the type described in Section 2.15;

          (g) Fail to maintain and repair its assets and properties in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

          (h) Merge, consolidate, or agree to merge or consolidate with or into any other corporation or other entity;

          (i) issue any additional shares of its capital stock or declare any dividends thereon;

          (j) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; or

          (k) agree to do any of the acts in clauses (a) through (j) above.

     4.5 Business Relationships. Seller will use its best efforts to preserve its business organizations intact and to preserve its present relationships with customers, suppliers, employees and others having business relationships with Seller.

     4.6 Employees. Seller will not do, or agree to do, any of the following acts: (a) grant any increase in salaries payable, or to become payable by it, to any director, officer, employee, agent or representative, or (b) increase benefits payable to any director, officer, employee, agent or representative under any bonus or pension plan or other contract or commitment.

     4.7 New Business; Disposition of Capital Assets. Seller will not do, or agree to do, without Purchaser's prior written consent, any of the following acts: (a) enter into any contract, commitment or transaction not in the usual and ordinary course of business or (b) sell or dispose of any capital assets.

     4.8 Liability and Waiver of Seller's Obligations or Rights. Seller will not do, or agree to do, any of the following acts: (a) pay any obligation or liability, fixed or contingent, other than current liabilities; (b) waive or compromise any right or claim; or (c) cancel, without full payment, any note, loan or other obligation owing to Seller.

     4.9 Agreements. Seller will not modify, amend, cancel, terminate or breach any of its existing contracts or agreements, or agree to do any of those acts without Purchaser's prior written consent.

     4.10 Confidentiality. Seller and its employees, officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of Purchaser, any information or data obtained in connection with this Agreement; and if the transaction contemplated by this Agreement is not consummated, Seller will return to Purchaser all such information and data as Purchaser may request, including, but not limited to, worksheets, test reports, manuals, lists, memoranda and other documents prepared or made available to Seller in connection with this transaction.

     4.11 Fulfillment of Conditions and Covenants. Seller shall not take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Seller shall promptly do all acts and take all measures as may be appropriate to enable it to perform as early as possible the obligations herein provided to be performed by it.

     4.12 Regulatory Approvals; Reasonable Efforts. Seller shall take, as promptly as possible, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and Seller will use its best efforts to obtain all waivers, permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are in the opinion of Purchaser necessary or desirable in connection with the transactions contemplated by this Agreement, including without limitation, all waivers, permits, consents, approvals, authorizations and clearances required from any governmental, regulatory or public bodies or authorities and all waivers, permits, consents, approvals, authorizations and clearances required under any contracts, agreements, leases, licenses or other documents to which Seller is a party.

     4.13 Bulk Transfer Provisions. Purchaser and Seller acknowledge that the bulk transfer provisions of the California Uniform Commercial Code is likely applicable to this transaction, but that it will be impractical to comply with such provisions. Accordingly, Seller covenants to indemnify and hold Purchaser harmless from any claims or demands of Seller's creditors arising out of or related to the failure to comply with the bulk transfer provisions, subject to and in accordance with the procedures set forth in Article 10.

     4.14 Seller's Cooperation. The Sole Shareholder and Seller agree that they will cooperate fully with Purchaser in effecting an orderly transition of ownership of the Purchased Assets and the providing of service to Seller's customers in a manner and scope not less than that in effect prior to the date of this Agreement.

     4.15 Employees. Seller acknowledges and agrees that it shall be solely responsible for discharging any liability to Seller's employees accruing up to and through the Closing Date (and thereafter, unless and except to the extent that Purchaser subsequently hires any of Seller's employees and agrees in writing separate from this Agreement to discharge any such liabilities with respect to any such employee), including but not limited to, any payment, compensation or benefit under any severance, vacation, sick pay, employee benefit, medical, insurance, bonus or similar plan or arrangement and shall indemnify and hold harmless Purchaser with regard to such liabilities, subject to and in accordance with the procedures set forth in Article 10.

     4.16 Further Assurances. From and after the date of this Agreement, Seller shall perform all acts, execute all documents and do all things reasonably requested by Purchaser in order to perfect Purchaser's ownership of the Purchased Assets. If Seller is unable to or refuses to do so, Seller irrevocably appoints Purchaser as its attorney-in-fact to do so on behalf of Seller.

     4.17 Press Releases. Neither party will issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party, which approval shall be given in order to allow compliance with the disclosure requirements of applicable securities laws.

     4.18 No Shopping. Seller will not directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of any equity interest in, or all or a substantial portion of the assets of, Seller or any business combination with Seller, or participate in any negotiations regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing, except as provided for herein. Seller shall not sell or otherwise transfer or agree to sell or grant an option to buy any of the common stock of Seller or all or a substantial portion of the assets of Seller except as contemplated hereby.


                                   ARTICLE 5

                    PURCHASER'S OBLIGATIONS BEFORE CLOSING

     5.1 Confidentiality. Purchaser covenants that, from the date of this Agreement until the Closing, Purchaser and its employees, officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of Seller, any information or data obtained in connection with this Agreement; and if the transaction contemplated by this Agreement is not consummated, Purchaser will return to Seller all such information and data as Seller may reasonably request, including, but not limited to worksheets, test reports, manuals, lists, memoranda and other documents prepared by or made available to Purchaser by or from Seller or the Sole Shareholder in connection with this transaction.

     5.2 Fulfillment of Conditions and Covenants. Purchaser shall not take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Purchaser shall promptly do all acts and take all measures as may be appropriate to enable it to perform as early as possible the obligations herein provided to be performed by it.

     5.3 Reasonable Efforts. Purchaser shall take, as promptly as possible, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     5.4 Purchaser's Cooperation. Purchaser agrees that it will cooperate with Seller in effecting an orderly transition of ownership of the Purchased Assets.

                                   ARTICLE 6

                CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

     6.1 Conditions. The obligations of Purchaser to purchase the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing Date, of all the conditions set out below in this Article 6. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition
                      --------  -------
shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

     6.2 Accuracy of Representations and Warranties. Except as specifically permitted by this Agreement, all representations and warranties by Seller and the Sole Shareholder in this Agreement or in any written Schedule or statement delivered to Purchaser by Seller and the Sole Shareholder under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

     6.3 Performance of Seller. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     6.4 Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed and verified by Seller's President certifying, in such detail as Purchaser and its counsel may reasonably request, that the conditions specified in Sections 6.2 and 6.3 have been fulfilled.

     6.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     6.6 Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Purchaser.

     6.7 Approval of Documents. The form and substance of all certificates, instruments, opinions and other documents delivered to Purchaser under this Agreement shall be satisfactory in all respects to Purchaser and its counsel.

     6.8 Absence of Material Adverse Changes. Purchaser shall not have discovered any materially adverse discrepancy in the financial information relating to Seller which heretofore has been or is hereafter furnished to Purchaser and since August 31, 1997, no material adverse change shall have occurred in Seller's financial condition, assets, liabilities or prospects.

     6.9 Delivery of Corporate Documents. There shall be delivered to Purchaser copies (certified by the Secretary of Seller) of the minutes of the meetings of the Board of Directors and the Sole Shareholder of Seller at which the Board of Directors and Sole Shareholder shall have authorized and approved the transactions hereunder. Seller shall also have delivered to Purchaser certified copies of Seller's Articles of Incorporation and Bylaws.

     6.10 Execution of Transfer Documents. Seller shall have executed and delivered to Purchaser such bills of sale, warranty deeds, assignments, certificates of title and any and all other instruments of conveyance and transfer as shall have been required by Purchaser and Purchaser's counsel in order to effectively convey and transfer to Purchaser the Purchased Assets, free and clear of all security interests, liens, assessments, levies, encumbrances, restrictions and other burdens except for the items identified in Schedule 1.5.

     6.11 Seller's Name. Seller shall cease and desist from using in its corporate name or business operations (by assumed name or otherwise) the name "AXA" or any variant thereof and shall commence action and shall cause its counsel to commence action changing the corporate name of Seller as required under Section 10.6.

     6.12 No Casualty. There shall not have occurred any damage, destruction or loss which has (whether or not covered by insurance) materially and adversely affected the Purchased Assets.

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     7.1 Conditions. The obligations of Seller to sell and transfer the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing Date, of all the following conditions of this Article 7. Seller may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall
              --------  -------
constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Purchaser shall be in default in any of its representations, warranties or covenants under this Agreement.

     7.2 Accuracy of Purchaser's Representations and Warranties. Except as otherwise permitted by this Agreement, all representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under this Agreement shall be true on and as of the Closing Date as though made as of that date.

     7.3 Performance of Purchaser. Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

     7.4 Purchaser Officer's Certificate. Seller shall have received a certificate, dated the Closing Date, signed and verified by Purchaser's President and certifying, that the conditions specified in Sections 7.2 and 7.3 relating to Purchaser have been fulfilled.

     7.5 Approval of Documents. The form and substance of all certificates, instruments and other documents delivered to Seller under this Agreement shall be satisfactory in all respects to Seller and its counsel.

                                    ARTICLE 8

                          TERMINATION PRIOR TO CLOSING

     8.1 Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior Closing:

          (a) By the mutual written consent of Purchaser and Seller;

          (b) By either Purchaser or Seller in writing, without liability to the party terminating this Agreement on account of such termination, if the Closing shall not have occurred on or before October 31, 1997; or

          (c) By either Purchaser or Seller in writing, without liability to the party terminating this Agreement on account of such termination, if Purchaser or Seller, as the case may be, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breaches any of its representations, warranties or covenants contained herein.

     8.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any liability on the part of any party or the respective shareholders, directors or officers in respect thereof, except for the obligations under Sections 4.10 and Article 5 hereof; provided, however, that termination pursuant to clauses (b) or (c) of Section
--------  -------
8.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

                                   ARTICLE 9

                                  THE CLOSING

     9.1 Closing. The closing of the sale and purchase of the Purchased Assets ("Closing" or "Closing Date") shall take place at the offices of Snell & Wilmer L.L.P., 1920 Main Street, Suite 1200, Irvine, California 92623-9601, at 9 a.m. local time on October 13, 1997, or at such other time and date as may be mutually agreed to by the parties.

     9.2 Seller's Obligations. At the Closing, Seller shall deliver to Purchaser the following:

          (a) Bill of Sale and Assignment and Assumption in the form of Exhibit A and such other instruments of transfer which may be reasonably necessary to transfer to Purchaser all of Seller's rights, title and interest in and to the Purchased Assets, all in form and substance satisfactory to Purchaser;

          (b) All books, records and other data relating to the Business (other than its corporate records);

          (c) All of the Purchased Assets, including the Software under Development/R&D, Furniture, Fixtures and Equipment, Inventory and all other additional items of tangible property, including those specified in Sections 1.1(a) through (h) above;

          (d) Certified resolutions and charter documents required by Section
6.9;

          (e) Officer's Certificate required by Section 6.4;

          (f) The consents required by Sections 2.24, 4.12 and 6.6; and

          (g) An Assignment of Patent in the form attached hereto as Exhibit B with respect to each patent identified on Schedule 2.12, duly executed by Seller and any other person who may have rights with respect thereto; and

     Seller, at any time before or after the Closing, will execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser, any claims, rights or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights or benefits under this Section shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

     9.3 Purchaser's Obligations. At the Closing, Purchaser shall deliver the following:

          (a) A company check in the amount of $350,000 made to the order of "AXA Corporation";

          (b) A company check in the amount of $200,000, to be deposited into the Escrow Account as required by Section 1.5; and

          (c) Purchaser Officer's Certificate required by Section 7.4.

                                  ARTICLE 10

                                 POST CLOSING

     10.1 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of twenty-four (24) months.

     10.2 Expenses. Seller and Purchaser each (i) represents and warrants that it has not taken and will not take any action that would cause the other party to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other party for breach of the foregoing representation and warranty, whether or not the Closing occurs. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

     10.3 Indemnification. The following Sections 10.3.1 through 10.3.3 provide for the payment of certain other indemnities by the parties hereto.

          10.3.1 Indemnification by Seller and the Sole Shareholder. Seller and the Sole Shareholder shall indemnify and hold Purchaser harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser, in connection with each and all of the following:

               (a) Any breach of any representation or warranty made by Seller or Sole Shareholder in this Agreement;

               (b) The breach of any covenant, agreement or obligation of Seller or Sole Shareholder contained in this Agreement or any other instrument contemplated by this Agreement;

               (c) Any misrepresentation contained in any statement or certificate furnished by Seller or Sole Shareholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

               (d) Any claims against, or liabilities or obligations of, Seller related to the period prior to and including the Closing Date pursuant to this Agreement; and

               (e) The failure of Purchaser to obtain the protections afforded by compliance with the notification requirements of the Bulk Sales Laws in force in the jurisdictions in which such laws may be applicable either to Seller or to the transactions contemplated by this Agreement.

          10.3.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Seller (except to the extent incurred for ordinary business liabilities), in connection with each and all of the following:

               (a) Any breach of any representation or warranty made by Purchaser in this Agreement;

               (b) The breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or any other instrument contemplated by this Agreement; and

               (c) Any misrepresentation contained in any statement or certificate furnished by Purchaser pursuant to this Agreement.

          10.3.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification ("indemnified party") shall promptly notify the other party ("indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 10.3.4.

       10.3.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

       10.3.5 Manner of Indemnification. All indemnification by Purchaser hereunder shall be effected by payment of cash or delivery of a bank cashier's check in the amount of the indemnification liability. All indemnification by Seller hereunder may be effected out of a holdback and/or set-off against monies otherwise payable to Seller pursuant to Section 1.5 or by the payment of cash or delivery of a bank cashier's check.

       10.3.6 Limitations on Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the fourth anniversary of the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such fourth anniversary and identified as a claim for indemnification pursuant to this Agreement and (ii) as to any matter which is based upon willful fraud by the indemnifying party, with respect to which the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No claim or action for indemnity pursuant to Sections
10.3.1 or 10.3.2 for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.

     10.4 Cooperation in Litigation. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     10.5  Warranty Obligations.

           (a) Subject to Section 2.20 above and except as hereinafter provided in this Section 10.5, at the Closing, Purchaser shall assume and thereafter discharge all responsibilities of Seller to those in direct contractual relationship with Seller or Purchaser, as the case may be, for breach (a "Breach of Warranty") of any express or implied warranty (including, without limitation, the implied warranties of merchantability and fitness for a particular purpose) granted by Seller or Purchaser, as the case may be, in connection with sales of
(i) products manufactured and sold by Seller at any time within the one (1) year period immediately preceding the Closing Date in connection with Seller's conduct of the Business, and (ii) finished goods comprising any part of the Inventory existing on the Closing Date which may be sold by Purchaser at any time after the Closing Date; provided, however, that is the aggregate amount of all losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with all Breaches of Warranty exceeds $10,000, Seller shall indemnify and hold harmless (as provided in Section 10.3) Purchaser in respect of the amount by which such aggregate losses, damages, liabilities and expenses (including as aforesaid) exceeds $10,000.

           (b) Notwithstanding the terms of paragraph (a) above, Purchaser shall not assume any of Seller's responsibilities for, and Seller and the Sole Shareholder hereby agree to indemnify and hold harmless (as provided in Section 10.3) Purchaser with respect to, all losses, damages, liabilities and expenses (including as aforesaid) incurred in connection with:

               (i) Any claim for Breach of Warranty based upon facts known by Seller on or at any time prior to the Closing Date, including, without limitation, all claims for Breaches of Warranty disclosed in Schedule 2.20; and

               (ii) Any claim, demand or cause of action asserted or brought by any person (including those in direct contractual relationship with Seller or Purchaser) for physical injury to or death of or property damage suffered by such person or any other person which was proximately caused by any products manufactured and sold by Seller at any time prior to the Closing Date or which comprised any part of the finished goods in the Inventory existing on the Closing Date.

          (c) Except as otherwise provided in paragraph (a) above with respect to finished goods in the Inventory on the Closing Date, and subject to Section
2.20 hereof, Purchaser shall assume all responsibilities for, and shall indemnify and hold harmless (as provided in Section 10.3) Seller in respect of, any and all claims, losses, damages, liabilities and expenses (including as aforesaid) incurred in connection with:

              (i) Breaches of Warranty in connection with sales of products sold by Purchaser after the Closing Date (including, without limitation, products manufactured in whole or in part out of any work in process comprising any part of the Inventory existing on the Closing Date); and

              (ii) Any claim, demand or cause of action asserted or brought by any person for physical injury to or death of or property damage suffered by such person or any other person which was proximately caused by goods of a type described in clause (i) of this paragraph.

          (d) Purchaser shall have the exclusive right in its sole discretion to defend, settle and compromise any claim of a type covered by the indemnification provisions of paragraphs (a) and (c) above; provided, however, that if at any time the aggregate losses, damages, liabilities and ex penses (including as aforesaid) incurred by Purchaser in connection with all Breaches of Warranty theretofore asserted which may give rise to an obligation of Seller to pay indemnity to Purchaser pursuant to the terms of paragraph (a) above exceed $10,000, Purchaser will thereafter promptly notify Seller of each such claim thereafter arising and, when known, the facts constituting the basis for such claim.

          (e) Seller shall have the exclusive right in its sole discretion to defend, settle and compromise any claims of a type covered by the indemnification provisions of paragraph (b) above.

     10.6 Change of Seller's Name. Seller shall promptly take all necessary action to change its corporate name to a name which shall not include the word "AXA" or any variant thereof and shall within no later than thirty (30) days after the Closing Date have provided evidence satisfactory in form and substance to Purchaser (particularly, a file-stamped copy of a Certificate of Amendment of Articles of Corporation of Seller) that such name change has occurred.

                                    ARTICLE 11

                            COVENANT NOT TO COMPETE

     11.1  Covenant Not to Compete.

           (a) Subject to the Closing having occurred, without the prior written consent of Purchaser, neither Seller nor Sole Shareholder will, directly or indirectly (whether through any partnership of which it or Sole Shareholder is a member, through any trust in which it or Sole Share holder is a beneficiary or trustee, or through a corporation or other association in which it or Sole Shareholder has any interest, legal or equitable, or in any other capacity whatsoever), engage in any business competitive with the Business (including within the definition of the Business, without limitation, any business of the type or types conducted by Seller at any time during the two (2) year period preceding the Closing Date or under development by Seller on the Closing Date) in any county or any other political subdivision of any state of the United States of America or of any other country in the world where Seller conducted any Business at any time during the two (2) year period preceding the Closing Date, including those counties in California set forth on Exhibit C, for a period of five (5) years commencing on the Closing Date.

           (b) Seller and Sole Shareholder acknowledge that they intend that Seller shall fully and effectively convey to Purchaser all intellectual property rights to be transferred to Purchaser pursuant to Sections 1.1(a) and 1.1(c), including, without limitation, each process, invention, trade secret, formula and other item of know-how relating to the Business. Accordingly, notwithstanding the expiration of the covenant not to compete set forth in this
Section 11.1 on the fifth (5th) anniversary of the Closing Date, at all times thereafter Seller and Sole Shareholder shall keep confidential and shall not disclose to others any of those intellectual property rights and shall not use or permit to be used any of these intellectual property rights.

           (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 11.1 is to be effective are reasonable. If any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this covenant is intended to be effective.

     11.2 Covenant Not to Solicit. During the period of the covenant set forth in Section 11.1, each of Seller and Sole Shareholder covenants and agrees that it shall not, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser and become employed by any other business entity, (ii) hire or retain any such employee, or (iii) contact or attempt to contact any customer of Seller for the 12 month period immediately preceding the Closing Date for the purpose of soliciting from any such customer business that is similar to the Business previously conducted between Seller and such customer.

     11.3  Confidentiality. During the period of the covenant set forth in
Section 11.1, each of Seller and Sole Shareholder covenants and agrees that it shall hold confidential all knowledge and information which it may acquire with respect to the plans, processes, formulae, machinery, products, customers and business of Seller or Purchaser and that each shall keep the same knowledge or information or any part thereof strictly confidential and shall not disclose the same to any third party or use in any manner inconsistent with the intent of this Section 11.3.

     11.4 Injunctive Relief. Each of Seller and Sole Shareholder hereby acknowledge and agree that any violations of the provisions of this Article 11 will cause damage to Purchaser in an amount or amounts difficult to ascertain. Accordingly, in addition to any other relief to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by Seller or Sole Shareholder of the provisions of this Article 11, without proof of actual damages that have been or may be caused to Purchaser by such breach or threatened breach.


                                    ARTICLE 12

                            MISCELLANEOUS PROVISIONS

     12.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement (including, without limitation, the letter of intent between the parties dated October 6, 1997) are contained in this Agreement, in the Schedules and Exhibits to this Agreement, and the documents referred to or implementing the provision of this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, covenants and warranties with respect to the subject matter of this Agreement are waived, merged in this Agreement and superseded by this Agreement. This is an integrated agreement.

     12.2 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable by any party hereto (voluntarily, involuntarily, by judicial process, operation of law or otherwise), in whole or in part, without the prior written consent of all other parties hereto. Any attempt at such an assignment without such consent shall be void and, at the option of the non-consenting party, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

     12.3 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and assigns.

     12.4 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

     12.5 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     12.6 Severability. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

     12.7 Governing Law and Choice of Forum. This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. The parties hereby consent, in any dispute, action, litigation, or other proceeding concerning this Agreement (including arbitration) to the jurisdiction of the courts of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

     12.8 Attorneys' Fees. In any action, litigation or proceeding (including arbitration) between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including but not limited to taxable costs and reasonable attorneys', accountants' and experts' fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein, all of which shall be deemed to have accrued upon the commencement of such action, litigation or proceeding. Any judgment or order entered in such action, litigation or proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment. If the judgment or order should fail to contain such a provision, the prevailing party shall have the right to initiate further action to recover its attorneys' fees incurred in enforcing such judgment or order, which right shall survive the entry of judgment or order in the initial action, litigation or proceeding. For the purpose of this Section 12.8, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third-party examinations; (4) discovery; and (5) bankruptcy litigation.

     12.9 Notices. All notices, demands or other communications which are required or are permitted to be given hereunder shall be in writing and shall be deemed to have been sufficiently given upon personal delivery, facsimile transmission or on the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties as follows:

          If to Purchaser:          Research Engineers, Inc.
                                    22700 Savi Ranch Road
                                    Yorba Linda, CA 92887-4608
                                    Attention: Amrit K. Das, President

          With a copy to:           Snell & Wilmer L.L.P.
                                    1920 Main Street, Suite 1200
                                    Irvine, CA 92623-9601
                                    Attention: Larry A. Cerutti, Esq.

          If to Seller:             AXA Corporation
                                    601 N. Park Center Drive, Suite 208
                                    Santa Ana, CA 92705
                                    Attention: Donald Hwong, President

          With a copy to:           Cooksey, Howard, Martin & Toolen
                                    535 Anton Blvd., 10th Floor
                                    Costa Mesa, CA 92626-1947
                                    Attention: James Martin

          If to Sole Shareholder:   Donald Hwong
                                    17661 Limetree Way
                                    Tustin, CA 92780

     Any party may give written notice of a change of address by certified mail, return receipt requested, and after notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.

     12.10 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties, and this Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting of this Agreement. Further, the limitation of liabilities and remedies and the exclusion of damages and warranties contained herein reflect a bargained for allocation of risks based on negotiations and consideration exchanged between the parties.

     12.11 Further Assurances. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the parties shall, from time to time at the request of another party, execute and deliver to another party such other documents and shall take such other action as may be necessary or proper to more effectively carry out the terms of this Agreement.

     12.12 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

     12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

SELLER:                                              PURCHASER:
------                                               ---------

DONALD HWONG & ASSOCIATES, INC.,                     RESEARCH ENGINEERS, INC.
a California corporation doing business as AXA CORPORATION

By: /s/ YAO DONALD HWONG                             By: /s/ AMRIT K. DAS
    ---------------------------                          --------------------
    Yao Donald Hwong, President                          Amrit K. Das, President



SOLE SHAREHOLDER:
----------------

  /s/ YAO DONALD HWONG
----------------------
     Yao Donald Hwong

                                   EXHIBIT A

                             Form of Bill of Sale
                             --------------------


                                  [Attached]

             BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT


     This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this "BILL OF SALE") is made as of the 13th day of October, 1997, by and between RESEARCH ENGINEERS, INC., a Delaware corporation ("PURCHASER"), and DONALD HWONG & ASSOCIATES, INC., a California corporation doing business as AXA CORPORATION ("SELLER").

                                   RECITALS

     WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of October 13, 1997 (the "PURCHASE AGREEMENT"), by and among Buyer, Seller and Donald Hwong, pursuant to which Seller has agreed, among other things, to sell, convey, assign and transfer to Purchaser all rights, title and interests held by Seller in the Purchased Assets (as defined in the Purchase Agreement) and Purchaser has agreed to purchase all of such rights, title and interests in the Purchased Assets, subject to and in accordance with the terms and conditions of the Purchase Agreement; and

     WHEREAS, the execution and delivery of this Bill of Sale by Purchaser and Seller is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

     NOW THEREFORE, in consideration of the foregoing premises, the following mutual covenants and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Purchaser and Seller hereby agree as follows:


                                   AGREEMENT

     1. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

     2. For the consideration set forth in Section 1.4 of the Purchase Agreement, and subject to Section 1.5 thereof and to the other terms and conditions set forth in the Purchase Agreement, Seller does hereby sell, convey, assign and transfer to Purchaser all rights, title and interests held by Seller in the Purchased Assets, and Purchaser does hereby purchase, receive, accept and assume such rights, title and interests in said Purchased Assets; provided, however, that Purchaser does not hereby purchase, receive, accept or assume any liabilities of Seller with respect to the Purchased Assets or the Business or to which any of the Purchased Assets is otherwise subject (subject to Section 2.20 and Section 10.5 of the Purchase Agreement).

     3. The acknowledgments, agreements, representations and warranties of Seller set forth in the Purchase Agreement are incorporated herein by this reference and made a part of this Bill of Sale.

     4. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of law thereof.

     IN WITNESS WHEREOF, each of the parties hereto have executed this Bill of Sale, or caused this Bill of Sale to be executed by a duly authorized representative, as of the day and year first set forth above.



                                     Purchaser:
                                     ---------

                                     RESEARCH ENGINEERS, INC.


                                     By:
                                         ---------------------------
                                         Amrit K. Das, President


                                     Seller:
                                     ------

                                     DONALD HWONG & ASSOCIATES, INC.,
                                     a California corporation doing business as AXA CORPORATION


                                     By:
                                         ---------------------------
                                         Yao Donald Hwong, President

                                   EXHIBIT B

                         Form of Assignment of Patent
                         ----------------------------


                                  [Attached]

--------------------------------------------------------------------------------
   ASSIGNMENT OF UNITED STATES PATENT                      Docket No.
   (SINGLE ASSIGNOR; SINGLE ASSIGNEE)

--------------------------------------------------------------------------------
 U.S. Patent No.      Issue Date       Application Serial No.      Filing Date

--------------------------------------------------------------------------------
Title of Invention:


--------------------------------------------------------------------------------
Owner of Record (hereinafter "Assignor")   Residence or Principal Place of
                                                Business of Assignor

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                Assignee                   Residence or Principal Place of
                                                Business of Assignee

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
     WHEREAS, THE ABOVE-IDENTIFIED ASSIGNOR IS THE SOLE OWNER OF RECORD OF THE ABOVE-IDENTIFIED UNITED STATES PATENT, AND;

     WHEREAS, THE ABOVE-IDENTIFIED ASSIGNEE IS DESIROUS OF ACQUIRING THE ENTIRE RIGHT, TITLE AND INTEREST IN THE SAME;

     NOW, THEREFORE, IN CONSIDERATION OF THE SUM OF
                                                   -----------------------------
DOLLARS ($        ), AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT
WHEREOF IS HEREBY ACKNOWLEDGED, ASSIGNOR, BY THESE PRESENTS DOES SELL, ASSIGN AND TRANSFER UNTO SAID ASSIGNEE THE ENTIRE RIGHT, TITLE AND INTEREST IN AND TO SAID PATENT, INCLUDING WITHOUT LIMITATION THE RIGHT TO SUE AND COLLECT DAMAGES FOR PAST INFRINGEMENTS THEREOF; THE SAME TO BE HELD AND ENJOYED BY SAID ASSIGNEE FOR ITS OWN USE AND BEHOOF, AND FOR ITS LEGAL REPRESENTATIVES AND ASSIGNS, TO THE FULL END OF THE TERM FOR WHICH SAID PATENT IS GRANTED, AS FULLY AND ENTIRELY AS THE SAME WOULD HAVE BEEN HELD BY ASSIGNOR HAD THIS ASSIGNMENT NOT BEEN MADE.


     EXECUTED THIS 13TH DAY OF OCTOBER, IN THE YEAR 1997, AT IRVINE, CALIFORNIA.


                                   ---------------------------------------------
                                   Signature of Assignor (or of authorized
                                   signatory if Assignor is a corporation,
                                   partnership or association)


STATE OF CALIFORNIA

COUNTY OF ORANGE

BEFORE ME PERSONALLY APPEARED YAO DONALD HWONG, PRESIDENT OF ASSIGNOR, WHO ACKNOWLEDGED THE FOREGOING INSTRUMENT TO BE A FREE ACT AND DEED AND ALSO REPRESENTED THAT HE IS AUTHORIZED TO EXECUTE THE SAME THIS 13TH DAY OF OCTOBER, IN THE YEAR 1997.


                                   ---------------------------------------------
                                                  (Notary Public)

                                   EXHIBIT C

                      Counties and Political Subdivisions
                       Subject to Covenant Not to Compete
                       ----------------------------------


The following counties in the State of California:

               Alameda              Orange
               Alpine               Placer
               Amador               Plumas
               Butte                Riverside
               Calaveras            Sacramento
               Colusa               San Benito
               Contra Costa         San Bernardino
               Del Norte            San Francisco
               El Dorado            San Joaquin
               Fresno               San Luis Obispo
               Glenn                San Mateo
               Humboldt             Santa Barbara
               Imperial             Santa Clara
               Inyo                 Santa Cruz
               Kern                 Shasta
               Kings                San Diego
               Lake                 Sierra
               Lassen               Siskiyou
               Los Angeles          Solano
               Madera               Sonoma
               Marin                Stanislaus
               Mariposa             Sutter
               Mendocino            Tehama
               Merced               Trinity
               Modoc                Tulare
               Mono                 Tuolumne
               Monterey             Ventura
               Napa                 Yolo
               Nevada               Yuba

All counties and political subdivisions in each of the other forty-nine states of the United States of America.

The District of Columbia.

                                SCHEDULE 1.1(a)

                        Software under Development/R&D
                        ------------------------------


                                  AXA Team 2D
                              AXA Exposure Sheet
                                AXA Pencil Test
                                  AXA Capture
                                AXA Ink & Print
                                 AXA Camera Fx
                                AXA Compositor
                                  AXA Record
                                AXA Watercolor


All intellectual property and other rights of ownership with respect to the Internet World Wide Web Site of Seller, including, but not limited to, all NIC registrations and any and all benefits, rights and privileges related thereto.

                                SCHEDULE 1.1(b)

                       Furniture, Fixtures and Equipment
                       ---------------------------------


Those certain two (2) computer systems with 100MHz Intel Pentium microprocessors, 16MB RAM memory, hard disk drives and computer monitors, together with all files and documents resident on such drives and all diskettes and supplies and other media and peripherals associated therewith.

All video equipment owned by Seller and/or used by Seller in connection with the Business including, but not limited to, any and all signal generators, decoders, VTR controllers, monitors and VTRs.

                                SCHEDULE 1.1(d)

                                   Inventory
                                   ---------


All pre-printed blank CDR and protection keys are included as Inventory.

                                 SCHEDULE 1.5

                                     Liens
                                     -----


     Seller has liens against it with respect to indebtedness in the aggregate not in excess of $10,000 due and payable as of the Closing Date to the California Employment Development Department.

     Seller has liens against it with respect to indebtedness in the aggregate not in excess of $150,000 due and payable as of the Closing Date to the United States Internal Revenue Service.

                                 SCHEDULE 2.12

                           Patents, Trademarks, Etc.
                           -------------------------


Registered Patent with respect to AXA Watercolor.

Registered Patent with respect to AXA Exposure Sheet.

                                 SCHEDULE 2.13


                                 Indebtedness
                                 ------------

     Other than the indebtedness of Seller set forth on Schedule 1.5, Seller does not have indebtedness in the aggregate in excess of $15,000 (excluding the indebtedness set forth on Schedule 1.5)

                                 SCHEDULE 2.15


                         Materially Adverse Contracts
                         ----------------------------

     None.

                                 SCHEDULE 2.16


                              Pending Litigation
                              ------------------

     None.

                                 SCHEDULE 2.20


                      Express Warranties to Third Parties
                      -----------------------------------

     None.

                                 SCHEDULE 2.21


             Employee Benefit Plans and Other Employee Agreements
             ----------------------------------------------------

     None.

                                 SCHEDULE 2.22


                     Transactions with Affiliated Parties
                     ------------------------------------

     None.

                                 SCHEDULE 2.24


          Conflicts; Consents, Waivers and Approvals of Third Parties
          -----------------------------------------------------------

     None.